Exhibit 99.1

Aspect Communications Corporation
FY2005 Executive Incentive Plan

1.	Purpose

The Aspect Communications Corporation FY 2005 Executive Incentive Plan (the “Plan” or “EIP”) is intended to: (i) enhance shareholder value by promoting strong linkages between executive contributions and company performance; (ii) support achievement of the business objectives of Aspect Communications Corporation and its subsidiaries (the “Company”); and (iii) promote retention of participating executives.

2.	Effective Date

This Plan is only effective for the Company’s 2005 fiscal year beginning January 1, 2005 through December 31, 2005 (the “Plan Year”). This Plan is limited in time and will expire automatically on December 31, 2005 (“Expiration Date”). This Plan also supersedes all prior bonus or commission incentive plans, whether with the Company or any subsidiary or affiliate thereof, or any written or verbal representations regarding the subject matter of this Plan.

3.	Administration

(a)	The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Administrator”). The Administrator shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which employees are eligible to participate in the Plan, (b) prescribe the terms and conditions of the EIP payouts hereunder (as further defined in Section 5 below, the “EIP Payouts”), (c) interpret the Plan and the EIP Payouts, (d) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (e) interpret, amend or revoke any such rules. The Company’s Chief Executive Officer and the Vice President of Human Resources will be responsible for implementing the Plan.

(b)	All determinations and decisions made by the Administrator, the Board, and any delegate of the Administrator pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

(c)	The Administrator, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company.

(d)	The Company shall provide a copy of the Plan to each Participant (as defined in Section 4 below) and communicate to each Participant his or her EIP Target Percentage as well as provide information about the Plan metrics (as set forth in Section 5 below).

4.	Eligibility

Any full-time regular executive (Grade Level 40.EX and above) of the Company may be eligible to participate in this Plan, provided he or she is designated by the Administrator as a participant and as to whom the Administrator has not, in its sole discretion, withdrawn such designation (a “Participant”) and he or she meets all the following conditions:

(a)	has signed an Acknowledgement Form in the form attached hereto as Exhibit A;

(b)	is a full-time regular employee of the Company as of both (1) the last day of the Plan Year, and (2) the date the payment is made (subject to Section 6 below);

(c)	is not concurrently participating in a sales incentive or commission plan, or in any other bonus plan operated by or bonus contract with the Company;

(d)	has not entered into an agreement relating to termination of his or her employment with the Company (other than an employment agreement or offer letter, or a change of control agreement, that provides for certain benefits in connection with the Participant’s future termination of employment);

(e)	has not transferred to a position with the Company that either (1) is not eligible for participation in this Plan (as determined in the Administrator’s sole discretion), or (2) is eligible for participation in another bonus program offered by the Company; and

(f)	is not subject to a performance improvement plan or other disciplinary actions, and receives an IP% (as defined in Section 5 below) of greater than 80%.

5.	Plan Metrics

(a)	Subject to Section 5(b), the EIP Payout under this Plan for each Participant will be calculated based upon the following formula (the “Payout Formula”):

Step 1:

Net Income Factor	X	60%	=	Weighted Net Income Factor

Step 2:

Revenue Factor	X	40%	=	Weighted Revenue Factor

Step 3:

Weighted Net Income Factor*	+	Weighted Revenue Factor	=	Weighted EIP Factor

*If the Weighted Net Income Factor is zero, the bonus is not funded under the EIP plan.

Step 4:

Budgeted EIP Bonus Pool	X	Weighted EIP Factor	=	EIP Pool Funding

Step 5:

EIP Pool Funding	/	Sum of EIP Targets at 100%	=	EIP Payout Percentage

Step 6:

Base Salary	X	EIP Target %	X	Individual Performance %	X	EIP Payout %	=	EIP Payout

The Base Salary is the Participant’s base salary at the time the bonus is paid; provided that such base salary will be pro-rated based on hire or promotion date or to take into account any leaves of absence. Nothing in this Plan, or arising as a result of a Participant’s participation in this Plan, shall prevent the Company from changing a Participant’s Base Salary at any time based on such factors as the Company shall in its discretion determine appropriate.

EIP Target Percentage is a percentage of Base Salary determined by the Administrator according to such factors as it, in its sole discretion, deems appropriate, including based upon job function, individual Participant performance, competitive market data and historical Company compensation.

Individual Performance Percentage (IP%) is a percentage ranging from 0% to 150% assigned by the Participant’s manager and approved by the Chief Executive Officer, or, with respect to the CEO, the Administrator. The Participant’s manager determines the IP% by evaluating the Participant’s level of achievement against assigned goals and objectives, and communicates this percentage at or after the end of the Plan Year. Participants must receive an IP% of greater than 80% to be eligible to receive an EIP Payout.

Net Income Factor is determined based upon the achievement by the Company of GAAP net income targets established by the Administrator. GAAP net income shall be measured in accordance with generally accepted accounting principles. When the GAAP Net Income Factor falls between the stated targets, the GAAP Net Income Factor will be determined according to the 2005 EIP Bonus Factor table, which reflects a comparison of actual net income results to targeted net income results. GAAP Net Income results are weighted 60% in determining the overall pool funding. The minimum achievement threshold of the GAAP net income target for the Plan Year must be met to fund a bonus under the EIP plan.

Revenue Factor is determined based upon the achievement by the Company of revenue targets established by the Administrator. Revenue shall be measured in accordance with generally accepted accounting principles. When the Revenue Factor falls between the stated targets, the Revenue Factor will be determined according to the 2005 EIP Bonus Factor table, which reflects a comparison of actual revenue results to targeted revenue results. Revenue results are weighted 40% in determining the overall pool funding. In the event that the Company does not reach the minimum achievement threshold of the GAAP net income target for the Plan Year, the Revenue Factor shall be zero.

Budgeted EIP Bonus Pool is determined by applying a fixed percentage, which percentage is determined in the sole discretion of the Board of Directors, to targeted 2005 net income.

(b)	All EIP Payouts shall be paid from the general assets of the Company (the “EIP Pool”). In the event that the EIP Pool is not sufficient to cover all EIP Payouts for the Plan Year, the Administrator may, at its sole discretion, (i) provide that the EIP payouts will be pro-rated based on the full amount each employee would have received if the full EIP Payouts were made; or (ii) cancel the grant of the EIP Payouts for the Plan Year, in which case the participants in the Plan shall have no rights to receive any partial or full EIP Payout for the Plan Year.

(c)	Notwithstanding anything to the contrary contained herein, the Administrator (subject in the case of Participants other than the CEO to the approval of the CEO) has the discretion to determine to pay less than the full amount (including to pay zero percent) of the EIP Payout to which any Participant would otherwise be entitled, which determination shall be based upon such factors as the Administrator determines appropriate (including without limitation as a result of the Company’s or a Participant’s failing to achieve one or more objectives with respect to the Plan Year, as a result of which it would be against the best interests of the Company and its shareholders to pay all or any portion of such EIP Payout).

(d)	EIP Payouts shall be unsecured, unfunded obligations of the Company. To the extent they have any rights under this Plan, Participants’ rights shall be those of general unsecured creditors of the Company.

(e)	In the event of a Participant’s death, participation in the Plan will continue for 30 days following the date of death, or the end of the fiscal year, whichever occurs first. Earned prorated EIP Payouts will be paid to the employee’s estate after the end of the Plan Year (as provided in Section 6 below) but only to the extent EIP Payouts are made to other Plan Participants.

(f)	EIP payouts for Participants hired after the start of the plan year will be prorated to reflect actual length of service during the Plan Year (with such pro-ration occurring either through the amount of Base Salary reflected in the Payout Formula or otherwise in order to reflect the appropriate amount of EIP Payout given actual length of service).

(g)	EIP payouts for employees with unpaid leaves of absence during Plan Year 2005 will be prorated to exclude the entire leave of absence.

6.	Timing and Form of Payment of EIP Payouts

Subject to the terms and conditions of this Plan, EIP Payouts shall be made on an annual basis by March 15th of year following the Plan Year.

7.	Plan Changes; No Entitlement

The Administrator may at any time amend, suspend, or terminate this Plan, including may amend any aspect of the Payout Formula or the Performance Graph and may amend the Plan so as to ensure that no amount paid or to be paid hereunder shall be subject to the provision of Internal Revenue Code Section 409A(a)(1)(B). Nothing in this Plan is intended to create an entitlement to any employee for any incentive payment hereunder.

8.	General Provisions

(a)	Tax Withholding. The Company shall withhold all applicable taxes from any EIP Payout, including any federal, state and local taxes.

(b)	No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. Employment with the Company is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time, to terminate any individual’s employment with or without cause without regard to the effect it might have upon him or her as a Participant under this Plan.

(c)	Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

(d)	Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(e)	Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

(f)	Entire Agreement. This Plan, and any resolutions of the Compensation Committee of the Board amending the Plan, is the entire understanding between the Company and the employee regarding the subject matter of this Plan and supersedes all prior bonus or commission incentive plans, or employment contracts whether with any subsidiary, or affiliate thereof (including Aspect Communications Corporation) or any written or verbal representations regarding the subject matter of this Plan. Participation in this Plan during the Plan Year will not convey any entitlement to participate in this or future plans or to the same or similar bonus benefits. Payments under this Plan are an extraordinary item of compensation that is outside the normal or expected compensation for the purpose of calculating any extra benefits, termination, severance, redundancy, end-of-service premiums, bonuses, long-service awards, overtime premiums, pension or retirement benefits or other similar payment.

EXHIBIT A
Acknowledgment Form

I understand that I have been designated a Participant in the Aspect Communications Corporation FY2005 Executive Incentive Plan (the “Plan”). I have received a copy of the Plan document.

I understand that, notwithstanding any other agreements, arrangements or understandings that may exist, my EIP Target Percentage for the Plan Year (FY2005) is ___%.

I hereby agree to the terms and conditions set forth in the Plan. I understand that I have no right to earn any amount under this Plan until all conditions described in the Plan have been met, as determined by the Compensation Committee of the Aspect Communications Corporation Board of Directors, in its sole judgment.

PLAN PARTICIPANT	DATE

[Title of person signing on behalf of Aspect Communications]	DATE

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